Exhibit 99.1
Financial Statements of Pelikan Artline Joint Venture and Controlled Entities
The accompanying consolidated financial statements of Pelikan Artline Joint Venture and Controlled Entities, a 50% owned joint venture investment of ACCO Brands Corporation ("ACCO"), are being provided pursuant to Rule 3-09 of the Securities and Exchange Commission's ("SEC") Regulation S-X. These financial statements are prepared in accordance with accounting principles generally accepted rules in Australia and as permitted by the SEC Regulations.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities
A.B.N. 51 084 958 556

FINANCIAL REPORT - 30 SEPTEMBER 2014

The accompanying special purpose financial report has been prepared for the exclusive use of the directors and joint venture partners. This financial report is not to be used by any other party unless accompanied with additional information concerning the parent entity’s and the consolidated entity’s financial positions.

Independent Auditors' Report

To the members of Pelikan Artline Joint Venture

We have audited the accompanying consolidated statements of financial position of Pelikan Artline Joint Venture and controlled entities as of September 30, 2012 and 2011 and the related consolidated statements of comprehensive income, statements of changes in equity and statement of cash flows for the years then ended. We have also audited the statements of financial position of Pelikan Artline Joint Venture, Parent entity only, as of September 30, 2012 and 2011, and the related statements of comprehensive income, statements of changes in equity and statements of cash flows for the years then ended.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Joint Venture's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of Pelikan Artline Joint Venture and controlled entities and the financial statements of Pelikan Artline Joint Venture, Parent entity only, referred to above present fairly, in all material respects, the financial position of Pelikan Artline Joint Venture and controlled entities and the financial position of Pelikan Artline Joint Venture, Parent entity only, at September 30, 2012 and 2011, and the results of those entities' operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in Australia on the basis as described in note 1.

/s/ BDO

BDO East Coast Partnership (formerly PKF East Coast Practice)
Sydney, Australia
December 19, 2012

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

FINANCIAL REPORT - 30 SEPTEMBER 2014

DIRECTORS' DECLARATION

The directors of Pelikan Artline Pty Limited, the agent for the Joint Venture, have determined that the Pelikan Artline Joint Venture is not a reporting entity and that this special purpose financial report should be prepared in accordance with the accounting policies described in Note 1 to the financial statements.

The directors declare that:

1.
The financial statements, which comprise the statement of profit or loss and other comprehensive income, statement of financial position, statement of changes in equity, statement of cash flows and notes to the financial statements:

a)	comply with Australian Accounting Standards as described in Note 1 to the financial statements; and

b)	give a true and fair view of the financial position as at 30 September 2014 and of the performance for the year ended on that date of the joint venture and consolidated entity.

2.	In the directors' opinion there are reasonable grounds to believe that the joint venture will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the board of directors and is signed for and on behalf of the directors by:

/s/ A.G. Kaldor
A.G. Kaldor
Director

/s/ B.R. Haynes
B.R. Haynes
Director

Sydney, 18 December 2014

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 SEPTEMBER 2014

		Consolidated		Parent
		(Unaudited)		(Unaudited)
		2014	2013	2014	2013
	Note	$	$	$	$
Revenue	2	133,375,300	121,164,408	137,989,985	125,248,330
		133,375,300	121,164,408	137,989,985	125,248,330

Expenses
Purchases, distribution & selling		(81,056,203)	(70,971,638)	(81,056,203)	(70,971,638)
Marketing		(16,178,273)	(14,420,294)	(16,178,273)	(14,420,294)
Administration, IT & other expenses		(11,190,951)	(10,587,675)	(25,917,744)	(24,937,623)
Finance costs		(1,461,194)	(882,237)	(4,037,711)	(3,795,577)
		(109,886,621)	(96,861,844)	(127,189,931)	(114,125,132)

Profit before income tax expense		23,488,679	24,302,564	10,800,054	11,123,198

Income tax expense	1,5	(5,161,803)	(5,028,536)	—	—

Profit after income tax expense for the year attributable to the owners of the Pelikan Artline Joint Venture		18,326,876	19,274,028	10,800,054	11,123,198

Other Comprehensive Income
Items that may be reclassified subsequently to profit or loss:
Fair value gains on available-for-sale financial assets, net of tax		34,095	48,411	—	—

Other comprehensive income for the year, net of tax		34,095	48,411	—	—

Comprehensive income for the year attributable to the owners of the Pelikan Artline Joint Venture		18,360,971	19,322,439	10,800,054	11,123,198

Profit after income tax expense for the year attributable to:
Owners of the parent entity		16,327,690	17,228,841	10,800,054	11,123,198
Non controlling interest		1,999,186	2,045,187	—	—
		18,326,876	19,274,028	10,800,054	11,123,198

Total comprehensive income for the year attributable to:
Owners of the parent entity		16,355,025	17,267,654	10,800,054	11,123,198
Non controlling interest		2,005,946	2,054,785	—	—
		18,360,971	19,322,439	10,800,054	11,123,198

The above statement of profit and loss and other comprehensive income should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF FINANCIAL POSITION
AS AT 30 SEPTEMBER 2014

		Consolidated		Parent
		(Unaudited)		(Unaudited)
		2014	2013	2014	2013
	Note	$	$	$	$
ASSETS
Current Assets
Cash and cash equivalents	6	21,010,665	26,250,928	5,724,826	10,984,155
Trade and other receivables	7	37,855,053	32,622,617	38,047,061	32,491,514
Inventories	8	32,051,224	20,436,444	32,051,224	20,436,444
Prepayments		524,673	609,290	493,264	573,954
Total current assets		91,441,615	79,919,279	76,316,375	64,486,067

Non-Current Assets
Receivables	9	1,918,620	—	1,918,620	12,409,836
Financial assets	10	638,709	590,001	60,853,792	40,853,792
Property, plant and equipment	11	2,343,085	1,638,794	2,207,583	1,467,494
Deferred tax assets	12	601,684	617,859	—	—
Intangible assets	13	53,618,828	33,618,807	3,099,768	3,099,647
Total non-current assets		59,120,926	36,465,461	68,079,763	57,830,769

Total assets		150,562,541	116,384,740	144,396,138	122,316,836

LIABILITIES
Current Liabilities
Trade and other payables	14	32,308,436	29,848,558	43,796,677	40,005,620
Provisions	15	2,436,674	2,133,260	1,663,674	1,405,260
Short-term borrowings	16	9,112,803	4,021,592	4,049,270	4,021,592
Current tax liabilities		1,892,603	1,792,789	—	—
Total current liabilities		45,750,516	37,796,199	49,509,621	45,432,472

Non-Current Liabilities
Trade and other payables	17	—	—	47,877,927	44,573,179
Long-term borrowings	18	27,308,337	6,101,144	22,244,804	6,101,144
Deferred tax liabilities	19	135,065	152,839	—	—
Provisions	20	1,128,317	1,265,724	1,050,317	1,179,724
Total non-current liabilities		28,571,719	7,519,707	71,173,048	51,854,047

Total liabilities		74,322,235	45,315,906	120,682,669	97,286,519

Net assets		76,240,306	71,068,834	23,713,469	25,030,317

EQUITY
Capital introduced	21	1,652,804	1,652,804	1,652,804	1,652,804
Available for sale reserves	22	248,203	220,868	—	—
Retained earnings	23	62,893,574	58,682,786	22,060,665	23,377,513
Non controlling interest	24	11,445,725	10,512,376	—	—

Total equity		76,240,306	71,068,834	23,713,469	25,030,317

The above statement of financial position should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Capital introduced	Available for sale reserves	Retained Earnings	Non controlling interest	Total equity
Consolidated	$	$	$	$	$
Balance at 1 October 2012	1,652,804	182,055	52,166,001	9,414,389	63,415,249

Profit after income tax expense for the year	0	—	17,228,841	2,045,187	19,274,028
Other comprehensive income for the year, net of tax	0	38,813	—	9,598	48,411
Total comprehensive income for the year, net of tax	—	38,813	17,228,841	2,054,785	19,322,439

Transactions with owners in their capacity as owners:
Distributions of profit during the year	—	—	(10,712,056)	—	(10,712,056)
Dividends paid (note 4)	—	—	—	(956,798)	(956,798)
	—	—	(10,712,056)	(956,798)	(11,668,854)
Balance at 30 September 2013 (unaudited)	1,652,804	220,868	58,682,786	10,512,376	71,068,834

Balance at 1 October 2013 (unaudited)	1,652,804	220,868	58,682,786	10,512,376	71,068,834

Profit after income tax expense for the year	0	—	16,327,690	1,999,186	18,326,876
Other comprehensive income for the year, net of tax	0	27,335	—	6,760	34,095
Total comprehensive income for the year, net of tax	—	27,335	16,327,690	2,005,946	18,360,971

Transactions with owners in their capacity as owners:
Distributions of profit during the year	—	—	(12,116,902)	—	(12,116,902)
Dividends paid (note 4)	—	—	—	(1,072,597)	(1,072,597)
	—	—	(12,116,902)	(1,072,597)	(13,189,499)
Balance at 30 September 2014 (unaudited)	1,652,804	248,203	62,893,574	11,445,725	76,240,306

Parent
Balance at 1 October 2012	1,652,804	—	22,966,371	—	24,619,175

Profit after income tax expense for the year	—	—	11,123,198	—	11,123,198
Other comprehensive income for the year, net of tax	—	—	—	—	—
Total comprehensive income for the year, net of tax	—	—	11,123,198	—	11,123,198

Transactions with owners in their capacity as owners:
Distributions of profit during the year	—	—	(10,712,056)	—	(10,712,056)
Balance at 30 September 2013 (unaudited)	1,652,804	—	23,377,513	—	25,030,317

Balance at 1 October 2013 (unaudited)	1,652,804	—	23,377,513	—	25,030,317

Profit after income tax expense for the year	—	—	10,800,054	—	10,800,054
Other comprehensive income for the year, net of tax	—	—	—	—	—
Total comprehensive income for the year, net of tax	—	—	10,800,054	—	10,800,054

Transactions with owners in their capacity as owners:
Distributions of profit during the year	—	—	(12,116,902)	—	(12,116,902)
Balance at 30 September 2014 (unaudited)	1,652,804	—	22,060,665	—	23,713,469

The above statement of changes of equity should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

		Consolidated		Parent
		(Unaudited)		(Unaudited)
		2014	2013	2014	2013
	Note	$	$	$	$
Cash Flows From Operating Activities
Receipts from customers (inclusive of GST)		141,963,994	135,946,128	141,935,446	135,668,524
Payments to suppliers and employees (inclusive of GST)		(121,173,052)	(102,133,367)	(134,781,578)	(116,635,239)
Dividend received		6,495	4,700	4,337,295	3,869,034
Interest received		712,424	518,268	169,249	197,912
Finance costs		(1,331,879)	(809,190)	(4,128,972)	(3,722,530)
Income tax paid		(5,085,598)	(5,711,500)	—	—
Net cash from operating activities	29	15,092,384	27,815,039	7,531,440	19,377,701

Cash Flows From Investing Activities
Purchase of property, plant and equipment		(1,574,333)	(836,323)	(1,574,333)	(836,323)
Proceeds from sale of property, plant and equipment		97,779	153,084	97,779	153,084
Purchase of intangibles		(19,919,312)	(1,828,852)	(220,820)	(1,828,852)
Investment in controlled entity		—	—	(19,698,592)	—
Net cash used in investing activities		(21,395,866)	(2,512,091)	(21,395,966)	(2,512,091)

Cash Flows From Financing Activities
Repayment of borrowings		(4,000,000)	(4,000,000)	(4,000,000)	(4,000,000)
Proceeds from borrowings		20,000,000	—	20,000,000	—
Loans from related parties (net)		—	—	6,469,381	5,948,664
Lease liabilities (net)		171,338	(11,761)	171,338	(11,761)
Rental deposit		(1,918,620)	—	(1,918,620)	—
Profit distributions paid		(12,116,902)	(10,712,056)	(12,116,902)	(10,712,056)
Dividends paid		(1,072,597)	(956,798)	—	—
Net cash from (used in) financing activities		1,063,219	(15,680,615)	8,605,197	(8,775,153)

Net increase (decrease) in cash and cash and
cash equivalents		(5,240,263)	9,622,333	(5,259,329)	8,090,457

Cash and cash equivalents at the beginning
of the financial year		26,250,928	16,628,595	10,984,155	2,893,698

Cash and cash equivalents at the end
of the financial year	1, 6	21,010,665	26,250,928	5,724,826	10,984,155

The above statement of cash flows should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

This financial report is a special purpose financial report prepared in order to satisfy Pelikan Artline Joint Venture’s (referred to in this report as the parent entity) financial report preparation requirements under the Joint Venture Agreement dated 24 December 1998. The directors have determined that the joint venture is not a reporting entity.

The financial report covers Pelikan Artline Joint Venture as an individual parent entity and Pelikan Artline Joint Venture and controlled entities as a consolidated entity.

The financial report was authorised for issue by the directors of Pelikan Artline Pty Limited, the agent for the Joint Venture, on 18 December 2014.

Adoption of new and revised Accounting Standards and Interpretations
The consolidated entity has adopted all of the new, revised or amending Accounting Standards and Interpretations issued by the Australian Accounting Standards Board ('AASB') that are mandatory for the current reporting period.

Any new, revised or amending Accounting Standards or Interpretations that are not yet mandatory have not been early adopted.

New Accounting Standards for application in future periods
Australian Accounting Standards and Interpretations that have recently been issued or amended but are not yet mandatory have not been early adopted by the consolidated entity for the annual reporting period ended 30 September 2014. The joint venture has not yet assessed the impact of these new or amended Accounting Standards and Interpretations.

Basis of preparation
These financial statements have been prepared in accordance with the recognition and measurement requirements specified by the Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board ('AASB') and the disclosure requirements of AASB 101 'Presentation of Financial Statements', AASB 107 'Statement of Cash Flows', AASB 108 'Accounting Policies, Changes in Accounting Estimates and Errors', AASB 1031 'Materiality', AASB 1048 'Interpretation and Application of Standards’ and AASB 1054 'Australian Additional Disclosure’ as appropriate for profit-oriented entities. These financial statements do not conform with International Financial Reporting Standards as issued by the International Accounting Standards Board ('IASB').

Historical cost convention
The financial statements have been prepared on an accruals basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

Principles of Consolidation
A controlled entity is any entity controlled by Pelikan Artline Joint Venture. Control exists where Pelikan Artline Joint Venture has the capacity to dominate the decision-making in relation to the financial and operating policies of another entity so that the other entity operates with Pelikan Artline Joint Venture to achieve the objectives of Pelikan Artline Joint Venture.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation (continued)
The financial statements of controlled entities are included from the date control commences to the date control ceases.

Inter-entity transactions and balances between controlled entities are eliminated in full on consolidation.

Income Tax
The parent entity is not a legal entity subject to Australian or New Zealand income tax. Its income is taxable in the hands of the Joint Venture parties.

The controlled entities are subject to Australian or New Zealand income tax and the tax balances disclosed in this report relate to these controlled entities.

The income tax expense or benefit for the period is the tax payable on that period's taxable income based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognised for prior periods, where applicable.

Deferred tax assets and liabilities are recognised for temporary differences at the tax rates expected to apply when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

•
When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

•
When the taxable temporary difference is associated with investments in subsidiaries, associates or interests in joint ventures, and the timing of the reversal can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entity's which intend to settle simultaneously.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income tax legislation and the anticipation that the consolidated entity will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

Revenue Recognition
Revenue is recognised when it is probable that the economic benefit will flow to the consolidated entity and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received or receivable.

Sale of goods revenue
Revenue from the sale of goods is recognised upon the delivery of goods to customers, when the risks and rewards are transferred to the customer and there is a valid sales contract. Amounts disclosed as revenue are net of sales returns and trade discounts.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (continued)
Interest revenue
Interest revenue is recognised on an accruals basis taking into account the interest rates applicable to the financial assets.

Dividend revenue
Dividend revenue is recognised when the right to receive a dividend has been established.

Other revenue
Other revenue is recognised when it is received or when the right to receive payment is established.

Promotional Expenditure
Advertising and promotional expenditure (primarily catalogue expenditure) is recognised when incurred. The expenditure is incurred when the entity enters into a binding commitment with the service provider.

Foreign Currency Transactions and Balances
The functional currency of each of the group’s entities is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in Australian dollars, which is the parent entity’s presentation currency.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in profit or loss. Exchange difference arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in profit or loss.

Cash and Cash Equivalents
For the purpose of the statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with banks or financial institutions and other short term, highly liquid investments with maturities from balance sheet date of 4 months or less, net of bank overdrafts.

Trade and Other Receivables
Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost, less provision for impairment.

Collectability of trade and other receivables is reviewed on an ongoing basis. Debts which are known to be uncollectible are written off. A provision for impairment is established when there is objective evidence that the consolidated entity will not be able to collect all amounts due according to the original terms of receivables.

The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in profit or loss.

Other receivables are recognised at amortised cost, less any provision for impairment.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories
Inventories are measured at the lower of cost and net realisable value. Costs are assigned to inventory on hand by the method most appropriate to each particular class of inventory, with the majority being valued on a first in first out or average cost basis.

Investments and Other Financial Assets
Investments and other financial assets are initially measured at fair value. They are subsequently measured at either amortised cost or fair value depending on their classification. Classification is determined based on the purpose of the acquisition and subsequent reclassification to other categories is restricted. For unlisted investments, the consolidated entity establishes fair value by using valuation techniques. These include the use of recent arm's length transactions and discounted cash flow analysis.

Available-for-sale financial assets
Available-for-sale financial assets are non-derivative financial assets, principally equity securities that are either designated as available-for-sale or not classified as any other category. After initial recognition, fair value movements are recognised in other comprehensive income through the available-for-sale reserve in equity. Cumulative gain or loss previously reported in the available-for-sale reserve is recognised in profit or loss when the asset is derecognised or impaired.

Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are subsequently measured at amortised cost.

Loans and receivables are included in current assets, except for those which are not expected to mature within 12 months after the end of the reporting period, which will be classified as non-current assets.

Financial liabilities
Non-derivative financial liabilities (excluding financial guarantees) are subsequently measured at amortised cost.

Impairment of Financial Assets
The consolidated entity assesses at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity securities classified as available for sale, a significant or prolonged decline in the fair value of a security below its cost is considered in determining whether the security is impaired. If any such evidence exists for available for sale financial assets, the cumulative loss ‑ measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit and loss ‑ is removed from equity and recognised in profit or loss. Impairment losses recognised in profit or loss on equity instruments are not reversed through profit or loss.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of a provision account. When a trade receivable is uncollectible, it is written off against the provision account. Subsequent recoveries of amounts previously written off are credited against the provision account. Changes in the carrying amount of the provision account are recognised in profit or loss.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment
Each class of property, plant and equipment is carried at cost, less where applicable, any accumulated depreciation and impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the consolidated entity and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

Plant and equipment
Plant and equipment are measured on the cost basis. The carrying amount of plant and equipment is reviewed annually by the directors to ensure that it is not in excess of the recoverable amount from those assets. The recoverable amount is assessed on the basis of the expected net cash flows which will be received from the asset’s employment and subsequent disposal. The expected net cash flows have been discounted to their present values in determining recoverable amounts.

Depreciation
The depreciable amount of all fixed assets including buildings and capitalised lease assets, but excluding freehold land, are depreciated on a straight line basis over their useful lives to the consolidated entity commencing from the time each asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

The depreciation rates used for each class of depreciable assets are:

Class of Fixed Asset                Depreciation Rate
Plant and equipment                 7.50% - 66.77%
Motor vehicles                     15.00% - 20.00%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposal are determined by comparing proceeds with the carrying amount. These gains or losses are included in profit or loss.

Leases
Leases of fixed assets where substantially all the risks and benefits incidental to the ownership of the asset, but not the legal ownership, are transferred to entities in the consolidated entity are classified as finance leases. Finance leases are capitalised, recording an asset and a liability equal to the present value of minimum lease payments, including any guaranteed residual values. Leased assets are depreciated on a straight line basis over their estimated useful lives where it is likely that the consolidated entity will obtain ownership of the asset over the term of the lease. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the year.

Lease payments for operating leases, where substantially all the risks and benefits remain with the lessor, are charged as expenses in the year in which they are incurred.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangibles
Intangibles - Trademark Licences
Trademark licences are initially recognised at cost of acquisition. They have an indefinite useful life because they are subject to a written trademark agreement which does not limit the period over which they are expected to generate cash inflows. They are not subject to amortisation.

Trademark licences are tested for impairment annually and are subsequently carried at cost less any accumulated impairment losses. An impairment loss is recognised for the amount by which the trademark licence’s carrying amount exceeds its recoverable amount.

Goodwill
Goodwill and goodwill on consolidation are initially recorded as an intangible asset at the amount by which the purchase price for a business or for an ownership interest in a controlled entity exceeds the fair value attributed to its net assets at the date of acquisition. Goodwill has an indefinite life on the basis there is no foreseeable limit to the period over which the asset is expected to generate cash inflows. They are not subject to amortisation. Impairment losses on goodwill are taken to profit or loss and are not subsequently reversed.

Goodwill is tested annually for impairment and carried at a cost less accumulated impairment losses.

Impairment of Non-Financial Assets
Goodwill and other intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

Trade and Other Payables
These amounts represent liabilities for goods and services provided to the consolidated entity prior to the end of financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition, with the exception of certain liabilities to employees that are usually paid within 12 months of the statement of financial position date.

Borrowings
Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of the loan facilities are recognised in profit or loss when they are incurred.

Borrowings are classified as current liabilities unless the consolidated entity has an unconditional right to defer settlement of the liability for at least 12 months after the statement of financial position date.

Employee Benefits
Wages and salaries, annual leave and sick leave
Liabilities for wages and salaries, including non‑monetary benefits and annual leave expected to be settled within 12 months of the reporting date are recognised in other payables in respect of employees' services up to the reporting date and are measured at the amounts expected to be paid when the liabilities are settled. Liabilities for non‑accumulating sick leave are recognised when the leave is taken and measured at the rates paid or payable.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Employee Benefits (continued)
Long service leave
The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Retirement Benefit Obligations
Superannuation contributions are made by the consolidated entity to employee superannuation funds and are charged as expenses when incurred.

Provisions
Provisions are recognised when the consolidated entity has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured. Provisions recognised represent the best estimate of the amounts required to settle the obligation at the end of the reporting period.

Goods and Services Tax (GST)
Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office. In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense.

Receivables and payables in the statement of financial position are shown inclusive of GST. The net amount of GST recoverable from or payable to the Australian Taxation Office is included with other receivables or payables in the statement of financial position.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to, the Australian Taxation Office, are presented as operating cash flow.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the Australian Taxation Office.

Issued capital
Ordinary shares are classified as equity.

Dividends
Dividends are recognised when declared during the financial year and no longer at the discretion of the company.

Business combinations
The acquisition method of accounting is used to account for business combinations regardless of whether equity instruments or other assets are acquired.

The consideration transferred is the sum of the acquisition-date fair values of the assets transferred, equity instruments issued or liabilities incurred by the acquirer to former owners of the acquiree and the amount of any non-controlling interest in the acquiree. For each business combination, the non-controlling interest in the acquiree is measured at either fair value or at the proportionate share of the acquiree's identifiable net assets. All acquisition costs are expensed as incurred to profit or loss.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Business combinations (continued)
On the acquisition of a business, the consolidated entity assesses the financial assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the consolidated entity's operating or accounting policies and other pertinent conditions in existence at the acquisition-date.

Where the business combination is achieved in stages, the consolidated entity remeasures its previously held equity interest in the acquiree at the acquisition-date fair value and the difference between the fair value and the previous carrying amount is recognised in profit or loss.

Contingent consideration to be transferred by the acquirer is recognised at the acquisition-date fair value. Subsequent changes in the fair value of contingent consideration classified as an asset or liability is recognised in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

The difference between the acquisition-date fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree and the fair value of the consideration transferred and the fair value of any pre-existing investment in the acquiree is recognised as goodwill. If the consideration transferred and the pre-existing fair value is less than the fair value of the identifiable net assets acquired, being a bargain purchase to the acquirer, the difference is recognised as a gain directly in profit or loss by the acquirer on the acquisition-date, but only after a reassessment of the identification and measurement of the net assets acquired, the non-controlling interest in the acquiree, if any, the consideration transferred and the acquirer's previously held equity interest in the acquirer.

Business combinations are initially accounted for on a provisional basis. The acquirer retrospectively adjusts the provisional amounts recognised and also recognises additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition-date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the acquirer receives all the information possible to determine fair value.

Comparatives
Where required by Accounting Standards and/or for improved presentation purposes comparative figures have been adjusted to conform with changes in presentation for the current year.

Critical Accounting Estimates and Assumptions
The directors evaluate estimates and judgements incorporated into the financial report based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the consolidated entity.

The resulting accounting judgements and estimates will seldom equal the related actual results. The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below.

Provision for impairment of receivables
The provision for impairment of receivables assessment requires a degree of estimation and judgement. The level of provision is assessed by taking into account the recent sales experience, the ageing of receivables, historical collection rates and specific knowledge of the individual debtor’s financial position.

Provision for impairment of inventories
The provision for impairment of inventories assessment requires a degree of estimation and judgement. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Critical Accounting Estimates and Assumptions (continued)
Estimation of useful lives of assets
The consolidated entity tests annually, or more frequently if events or changes in circumstances indicate impairment, whether goodwill and other indefinite life intangible assets have suffered any impairment, in accordance with the accounting policy stated in note 1. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of assumptions, including estimated discount rates based on the current cost of capital and growth rates of the estimated future cash flows.

Impairment of non-financial assets other than goodwill and other indefinite life intangible assets
The consolidated entity assesses impairment of non-financial assets other than goodwill and other indefinite life intangible assets at each reporting date by evaluating conditions specific to the consolidated entity and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs to sell or value-in-use calculations, which incorporate a number of key estimates and assumptions.

Income tax
The consolidated entity is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The consolidated entity recognises liabilities for anticipated tax audit issues based on the consolidated entity’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Long service leave provision
As discussed in note 1, the liability for long service leave is recognised and measured at the present value of the estimated future cash flows to be made in respect of all employees at the reporting date. In determining the present value of the liability, estimates of attrition rates and pay increases through promotion and inflation have been taken into account.

Business combinations
As discussed in note 1, business combinations are initially accounted for on a provisional basis. The fair value of assets acquired, liabilities and contingent liabilities assumed are initially estimated by the consolidated entity taking into consideration all available information at the reporting date. Fair value adjustments on the finalisation of the business combination accounting is retrospective, where applicable, to the period the combination occurred and may have an impact on the assets and liabilities, depreciation and amortisation reported.

Key Estimates - Impairment of Goodwill and Trademark Licences
The consolidated entity tests annually whether goodwill and other intangible assets that have an indefinite useful life have suffered any impairment, in accordance with the accounting policy stated in note 1.

In assessing goodwill for impairment, sensitivity analysis was applied to key assumptions (being the growth and discount rates) used in value in use calculations. As a result of this sensitivity analysis, there were no changes in key assumptions that were considered reasonably possible, which would cause the carrying amount of goodwill to exceed its recoverable amount and therefore no impairment has been recognised in respect of goodwill amounting to $43,622,725 or trademark licences amounting to $9,996,103 for the year ended 30 September 2014.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 2 Revenue
Revenue
Sales net of discounts and rebates allowed	132,670,380	120,222,220	132,670,380	120,222,220

Other revenue
Dividend received	6,495	4,700	4,337,295	3,869,034
Interest received	611,949	571,158	924,382	1,068,350
Other operating revenue	86,476	366,330	57,928	88,726
	704,920	942,188	5,319,605	5,026,110

Total revenue	133,375,300	121,164,408	137,989,985	125,248,330

Note 3 Expenses
Depreciation - property, plant & equipment	501,929	473,222	466,131	405,768

Bad and doubtful debts expense
Bad debts	21,724	74,895	21,724	74,895
Provision for impairment	3,240	4,521	3,240	4,521
Total bad and doubtful debts	24,964	79,416	24,964	79,416

Foreign currency translation losses (gains)	(21,803)	(277,604)	—	—

Loss on disposal of property, plant and equipment	48,546	23,184	48,546	23,184

Rental expenses relating to operating leases	3,919,585	3,128,580	3,919,585	3,128,580

Employee benefits expense	21,256,434	20,051,883	15,538,452	14,128,771

Note 4 Dividends
Fully franked dividends - franked at tax rate of 30%	1,072,597	956,798	—	—

Balance of franking account at year end adjusted for franking credits arising from payment of provision for income tax, franking debits arising from payment of dividends recognised as a liability at reporting date and franking credits arising from receipt of dividends recognised as receivable at reporting date.	29,213,939	26,752,858	—	—

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 5 - Income tax
(a) The components of income tax expense comprise
Current income tax	5,177,888	4,988,799	n/a	n/a
Deferred income tax - other items	(16,085)	39,737	n/a	n/a
Under provision in respect of prior years	—	—	n/a	n/a
Total income tax expense	5,161,803	5,028,536	n/a	n/a

Deferred income tax expense included in income tax expense
Decrease in deferred tax assets (note 12)	16,301	30,356	n/a	n/a
Increase (decrease) in deferred tax liabilities (note 19)	(32,386)	9,381	n/a	n/a
	(16,085)	39,737	n/a	n/a
(b) Income tax reconciliation
The prima facie tax on profit before income tax expense is reconciled to the income tax expense as follows:-

Prima facie tax payable on profit before income tax expense at 30% (Australia) & 28% (New Zealand)	7,039,616	7,279,554	n/a	n/a
Add (less) tax effect of:-
Non allowable items	67,177	2,849	n/a	n/a
Non assessable items	(6,163)	(77,765)	n/a	n/a
Over (under) provision in respect of prior years	—	—	n/a	n/a
Increase (decrease) in tax losses not recognised	—	147	n/a	n/a
Income tax not payable by parent entity - non taxable entity	(1,938,827)	(2,176,249)	n/a	n/a
Income tax expense	5,161,803	5,028,536	n/a	n/a
The applicable weighted average effective tax rates are as follows:	22%	21%	n/a	n/a
Tax effect relating to other comprehensive income:
Deferred tax	14,612	20,747	n/a	n/a

Note 6 Current Assets - Cash and Cash Equivalents
Cash at bank	16,361,079	8,588,687	2,298,361	2,936,307
Cash on deposit	4,649,586	17,662,241	3,426,465	8,047,848
	21,010,665	26,250,928	5,724,826	10,984,155

Note 7 Current Assets - Trade and Other Receivables
Trade receivables	36,107,559	31,318,675	36,107,559	31,318,675
Less provision for impairment	(26,499)	(23,259)	(26,499)	(23,259)
	36,081,060	31,295,416	36,081,060	31,295,416
Current tax assets	7,398	—	—	—
Other receivables	1,766,595	1,327,201	1,966,001	1,196,098
	37,855,053	32,622,617	38,047,061	32,491,514

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 8 Current Assets - Inventories
Stock on hand (note 1)	32,051,224	20,436,444	32,051,224	20,436,444

Note 9 Non-Current Assets - Receivables
Loan to controlled entity - unsecured	—	—	—	12,409,836
Other receivables (rental bond)	1,918,620	—	1,918,620	—
	1,918,620	—	1,918,620	12,409,836

Note 10 Non-Current Assets - Financial Assets
Other Financial Assets
Unlisted investments
Shares in subsidiary companies (at cost)	—	—	60,853,792	40,853,792
Shares in unlisted corporations (at fair value) - available for sale	638,709	590,001	—	—
	638,709	590,001	60,853,792	40,853,792

Parent Entity - Shares in other controlled corporations

On 29 April 2005 the joint venture acquired 80.17% of the share capital of Geoff Penney (Australia) Pty Limited, which is also the 100% holding company of Custom Xstamper Australia Pty Limited and Pelikan Artline Limited.

On 14 January 2009 the joint venture acquired 100% of the share capital of Spirax Holdings Pty Limited, which is also the 100% holding company of Spirax Industries Pty Limited, Spirax Office Products Pty Limited, Spirax JOP Pty Limited, Spirax Holdings NZ Limited and Spirax New Zealand Limited. During 2014 Spirax Holdings Pty Limited acquired 100% of the issued share capital in Spirax JOP Pty Limited (formerly Jasco Office Products Pty Limited).

Consolidated Entity - Shares in unlisted corporations

Shares in other corporations represent an investment in Shachihata (Malaysia) Sdn. Bhd., a private company incorporated in Malaysia that manufactures certain products sold by the Consolidated Entity. The percentage owned is 2.38% and is carried at fair value.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 11 Non-Current Assets - Property, Plant and Equipment

Plant and equipment (at cost)	5,835,263	4,723,047	4,806,726	3,694,510
Less accumulated depreciation	(3,492,178)	(3,084,253)	(2,599,143)	(2,227,016)
Total property, plant and equipment	2,343,085	1,638,794	2,207,583	1,467,494

Movements in carrying amounts			Plant and equipment	Total
Consolidated Entity			$	$
At 1 October 2013 (unaudited)
Cost			4,723,047	4,723,047
Accumulated depreciation and impairment			(3,084,253)	(3,084,253)
Net carrying amount			1,638,794	1,638,794

Year ended 30 September 2014 (unaudited)
Net carrying amount at 1 October 2013			1,638,794	1,638,794
Additions			1,350,785	1,350,785
Disposals			(144,565)	(144,565)
Depreciation and amortisation charge			(501,929)	(501,929)
Net carrying amount at 30 September 2014			2,343,085	2,343,085

At 30 September 2014 (unaudited)
Cost			5,835,263	5,835,263
Accumulated depreciation and impairment			(3,492,178)	(3,492,178)
Net carrying amount			2,343,085	2,343,085

			Plant and equipment	Total
Parent Entity			$	$
At 1 October 2013 (unaudited)
Cost			3,694,510	3,694,510
Accumulated depreciation and impairment			(2,227,016)	(2,227,016)
Net carrying amount			1,467,494	1,467,494

Year ended 30 September 2014 (unaudited)
Net carrying amount at 1 October 2013			1,467,494	1,467,494
Additions			1,350,785	1,350,785
Disposals			(144,565)	(144,565)
Depreciation and amortisation charge			(466,131)	(466,131)
Net carrying amount at 30 September 2014			2,207,583	2,207,583

At 30 September 2014 (unaudited)
Cost			4,806,726	4,806,726
Accumulated depreciation and impairment			(2,599,143)	(2,599,143)
Net carrying amount			2,207,583	2,207,583

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 12 Non-Current Assets - Deferred Tax Assets

Deferred tax assets	601,684	617,859	n/a	n/a

Deferred tax assets - movement
Balance at the beginning of the year	617,859	645,019	n/a	n/a
Unrealised currency gains and losses	88	3,151	n/a	n/a
Provisions	10,422	(14,194)	n/a	n/a
Accruals	(18,936)	(17,116)	n/a	n/a
Property, plant and equipment	(7,749)	999	n/a	n/a
Balance at the end of the year	601,684	617,859	n/a	n/a

Deferred tax assets comprise
Provisions	282,430	271,931	n/a	n/a
Accruals	295,628	314,552	n/a	n/a
Property, plant and equipment	23,626	31,376	n/a	n/a
	601,684	617,859	n/a	n/a

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$

Note 13 Non-Current Assets - Intangible Assets

Trademark licence (at cost)	9,996,103	2,076,652	—	—
Goodwill (at cost)	43,622,725	31,542,155	3,099,768	3,099,647
	53,618,828	33,618,807	3,099,768	3,099,647

Movements in carrying amounts		Trademark licence	Goodwill	Goodwill
Consolidated Entity		$	$	$
At 1 October 2013 (unaudited)
Cost		2,076,652	31,542,155	33,618,807
Accumulated amortisation and impairment		—	—	—
Net carrying amount		2,076,652	31,542,155	33,618,807

Year ended 30 September 2014 (unaudited)
Net carrying amount at 1 October 2013		2,076,652	31,542,155	33,618,807
Additions		7,919,451	12,080,449	19,999,900
Currency fluctuations		—	121	121
Net carrying amount at 30 September 2014		9,996,103	43,622,725	53,618,828

At 30 September 2014 (unaudited)
Cost		9,996,103	43,622,725	53,618,828
Accumulated amortisation and impairment		—	—	—
Net carrying amount		9,996,103	43,622,725	53,618,828

		Trademark licence	Goodwill	Goodwill
Parent Entity		$	$	$
At 1 October 2013 (unaudited)
Cost		—	3,099,647	3,099,647
Accumulated amortisation and impairment		—	—	—
Net carrying amount		—	3,099,647	3,099,647

Year ended 30 September 2014 (unaudited)
Net carrying amount at 1 October 2013		—	3,099,647	3,099,647
Currency fluctuations		—	121	121
Net carrying amount at 30 September 2014		—	3,099,768	3,099,768

At 30 September 2014 (unaudited)
Cost		—	3,099,768	3,099,768
Accumulated amortisation and impairment		—	—	—
Net carrying amount		—	3,099,768	3,099,768

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 14 Current Liabilities - Trade and Other Payables

Trade payables	12,523,827	7,408,837	13,355,136	7,808,218
Liabilities to employees	4,233,470	5,929,384	3,294,679	5,018,063
Other payables	15,551,139	16,510,337	14,971,167	16,199,783
Loans - unsecured	—	—	12,175,695	10,979,556
	32,308,436	29,848,558	43,796,677	40,005,620

Note 15 Current Liabilities - Provisions

Deferred purchase price	250,000	220,000	250,000	220,000
Employee benefits - long service leave	2,186,674	1,913,260	1,413,674	1,185,260
	2,436,674	2,133,260	1,663,674	1,405,260

Note 16 Current Liabilities - Short-term Borrowings

Lease liabilities (note 25)	49,270	21,592	49,270	21,592
Loans - Vendor (secured)	5,063,533	—	—	—
Loans - Westpac (secured)	4,000,000	4,000,000	4,000,000	4,000,000
	9,112,803	4,021,592	4,049,270	4,021,592

Note 17 Non-Current Liabilities - Trade and Other Payables

Loans - unsecured	—	—	47,877,927	44,573,179

Note 18 Non-Current Liabilities - Long-term Borrowings

Lease liabilities (note 25)	244,804	101,144	244,804	101,144
Loans - Vendor (secured)	5,063,533	—	—
Loans - Westpac (secured)	22,000,000	6,000,000	22,000,000	6,000,000
	27,308,337	6,101,144	22,244,804	6,101,144

Note 19 Non-Current Liabilities - Deferred Tax Liabilities

Deferred tax liabilities	135,065	152,839	n/a	n/a

Deferred tax liabilities - movement
Balance at the beginning of the year	152,839	122,711	n/a	n/a
Receivables	(30,934)	15,703	n/a	n/a
Prepayments	(1,452)	(6,322)	n/a	n/a
Revaluation of available for sale financial assets
charged directly to other comprehensive income	14,612	20,747	n/a	n/a
Balance at the end of the year	135,065	152,839	n/a	n/a

Deferred tax liabilities comprise
Receivables	—	27,122	n/a	n/a
Prepayments	2,387	6,876	n/a	n/a
Revaluation of available for sale financial assets	132,678	118,841	n/a	n/a
	135,065	152,839	n/a	n/a

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 20 Non-Current Liabilities - Provisions

Deferred purchase price	749,180	1,000,000	749,180	1,000,000
Employee benefits - long service leave	379,137	265,724	301,137	179,724
	1,128,317	1,265,724	1,050,317	1,179,724

Note 21 Joint Venture Equity

Columbia Pelikan Pty Ltd
Capital introduced	826,402	826,402	826,402	826,402
Share of joint venture profits - prior years	29,341,393	26,083,000	11,688,757	11,483,186
Share of joint venture profits - current year	8,163,845	8,614,421	5,400,027	5,561,599
Share of transfers to reserves - prior year	110,434	91,028	—	—
Share of transfers to reserves - current year	13,668	19,407	—	—
Distribution of profit	(6,058,451)	(5,356,028)	(6,058,451)	(5,356,028)
Joint venture interest at the end of the year	32,397,291	30,278,229	11,856,735	12,515,159

ACCO Brands Australia Pty Ltd
Capital introduced	826,402	826,402	826,402	826,402
Share of joint venture profits - prior years	29,341,393	26,083,000	11,688,757	11,483,186
Share of joint venture profits - current year	8,163,845	8,614,421	5,400,027	5,561,599
Share of transfers to reserves - prior year	110,434	91,028	—	—
Share of transfers to reserves - current year	13,668	19,407	—	—
Distribution of profit	(6,058,451)	(5,356,028)	(6,058,451)	(5,356,028)
Joint venture interest at the end of the year	32,397,291	30,278,229	11,856,735	12,515,159

Total joint venture interests
Capital introduced	1,652,804	1,652,804	1,652,804	1,652,804
Share of joint venture profits - prior years	58,682,786	52,166,000	23,377,513	22,966,371
Share of joint venture profits - current year	16,327,690	17,228,842	10,800,054	11,123,198
Share of transfers to reserves - prior year	220,868	182,055	—	—
Share of transfers to reserves - current year	27,335	38,813	—	—
Distribution of profit	(12,116,902)	(10,712,056)	(12,116,902)	(10,712,056)
Joint venture interest at the end of the year	64,794,581	60,556,458	23,713,469	25,030,317
Outside equity interests in controlled entities (note 24)	11,445,725	10,512,376	—	—
Total equity as per the statement of financial position	76,240,306	71,068,834	23,713,469	25,030,317

Note 22 Available For Sale Reserves

Available for sale financial assets revaluation reserve
Balance at the beginning of the financial year	220,868	182,055	—	—
Movement during the year	27,335	38,813	—	—
Balance at the end of the year	248,203	220,868	—	—

The available for sale financial assets revaluation reserve records revaluations of available for sale financial assets.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$

Note 23 Retained Earnings

Movements in retained earnings were as follows:
Balance at the beginning of the year	58,682,786	52,166,001	23,377,513	22,966,371
Profit attributable to owners of the parent for the year	16,327,690	17,228,841	10,800,054	11,123,198
Distribution of profit during the year	(12,116,902)	(10,712,056)	(12,116,902)	(10,712,056)
Dividends paid or provided	(1,072,597)	(956,798)	—	—
Dividends attributable to outside equity interest	1,072,597	956,798	—	—
Balance at the end of the year	62,893,574	58,682,786	22,060,665	23,377,513

Distribution to joint venture partners
Columbia Pelikan Pty Ltd	31,446,787	29,341,393	11,030,333	11,688,757
ACCO Brands Australia Pty Ltd	31,446,787	29,341,393	11,030,333	11,688,757
	62,893,574	58,682,786	22,060,665	23,377,513

Note 24 Non Controlling Interest

Non controlling interest comprises:
Share capital	141,562	141,562	—	—
Available for sale reserves	673,902	667,142	—	—
Retained earnings	10,630,261	9,703,672	—	—
	11,445,725	10,512,376	—	—

Note 25 Commitments and Contingent Liabilities

(a) Finance lease commitments
Payable:
Not later than 1 year	68,108	28,227	68,108	28,227
Later than 1 year but not later than 5 years	275,396	111,921	275,396	111,921
Minimum lease payments	343,504	140,148	343,504	140,148
Less future finance charges	(49,430)	(17,412)	(49,430)	(17,412)
Present value of minimum lease payments	294,074	122,736	294,074	122,736

Recorded in the financial report as:
Current liability (refer note 16)	49,270	21,592	49,270	21,592
Non-current liabilty (refer note 18)	244,804	101,144	244,804	101,144
	294,074	122,736	294,074	122,736

Finance lease commitments relate to motor vehicle finance leases entered into by the parent entity having a term of four years. The leases provide the parent entity with a right to acquire the vehicles at the end of the lease. Lease payments comprise a base monthly amount plus one residual payment.

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

		Consolidated		Parent
		(Unaudited)		(Unaudited)
		2014	2013	2014	2013
		$	$	$	$
Note 25 Commitments and Contingent Liabilities (continued)
(b)	Operating lease commitments
	Aggregate amount contracted for but not capitalised in the financial statements and payable:
	Not later than 1 year	2,175,397	3,045,325	2,175,397	3,045,325
	Later than 1 year but not later than 5 years	3,643,707	2,989,320	3,643,707	2,989,320
	Later than 5 years but not later than 10 years	1,394,188	—	1,394,188	—
		7,213,292	6,034,645	7,213,292	6,034,645

Operating lease commitments relate to parent entity leased property, equipment and motor vehicles under operating leases expiring from one to nine years. Leases generally provide controlled entities with a right of renewal at which all terms are negotiated. Lease payments comprise a base amount plus an incremental contingent rental. Contingent rentals are based on either movements in the Consumer Price Index or operating criteria.

(c)	Contingent liabilities
	There were no contingent liabilities at year end (2013: Nil).

Note 26 Assets Pledged as Security

The parent entity has a bank overdraft, letter of credit, bill facilities and bank loan which are secured by a registered mortgage by Pelikan Artline Pty Limited over all its assets and uncalled capital and over all the assets of the joint venture and the consolidated entity. The overdraft was unused at 30 September 2014 but an interest rate of 8.78% was chargeable on overdrawn balances.

	The carrying amounts of assets pledged as security for the registered mortgage debenture are:
	Cash and cash equivalents assets	21,010,665	26,250,928	5,724,826	10,984,155
	Trade and other receivables	37,855,053	32,622,617	38,047,061	32,491,514
	Inventories	32,051,224	20,436,444	32,051,224	20,436,444
	Prepayments	524,673	609,290	493,264	573,954
	Receivables	1,918,620	—	1,918,620	12,409,836
	Financial assets	638,709	590,001	60,853,792	40,853,792
	Property, Plant & Equipment	2,343,085	1,638,794	2,207,583	1,467,494
	Deferred tax assets	601,684	617,859	—	—
	Intangible assets	53,618,828	33,618,807	3,099,768	3,099,647
	Total assets	150,562,541	116,384,740	144,396,138	122,316,836

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$
Note 27 Economic Dependence

A significant portion of the consolidated entity’s trading products are supplied by Shachihata, Inc., Japan.

Note 28 Events after Balance Date
Since the end of the year cash distributions of $880,582 in total have been made to the joint venture parties.

Apart from the matter referred to above, no matters or circumstances have arisen since the end of the year which significantly affected or may significantly affect the operations of the joint venture, the results of those operations or the state of affairs of the joint venture in future financial years.

Note 29 Cash Flow Information

Reconciliation of profit after income tax to net cash inflow from operating activities:

Profit after income tax expense for the year	18,326,876	19,274,028	10,800,054	11,123,198

Adjustments for:
Interest received - non-cash	—	—	(755,133)	(870,438)
Depreciation	501,929	473,222	466,131	405,768
Net loss on disposal of plant and equipment	48,546	23,184	48,546	23,184
Impairment provision - receivables	3,240	4,521	3,240	4,521
Employee benefits - provision	155,868	235,597	118,868	285,597
Lease interest	—	8,363	—	8,363

Changes in assets and liabilities:
Decrease (increase) in trade and other receivables	(4,975,436)	2,286,927	(5,305,945)	2,321,892
Decrease (increase) in current tax assets	(7,398)	29,260	—	—
Decrease (increase) in inventories	(11,614,780)	(683,100)	(11,614,780)	(683,100)
Decrease (increase) in prepayments	84,617	292,908	80,690	259,064
Decrease (increase) in deferred tax assets	16,175	27,160	—	—
Increase (decrease) in trade and other payables	2,358,253	6,582,353	13,689,769	6,499,652
Increase (decrease) in short-term borrowings	10,127,066	—	—	—
Increase (decrease) in current tax liabilities	85,202	(748,765)	—	—
Increase (decrease) in deferred tax liabilities	(17,774)	9,381	—	—
Net cash from operating activities	15,092,384	27,815,039	7,531,440	19,377,701

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$

Note 30 Related Party Transactions

Parent and controlled entities

The consolidated entity consists of the parent entity, Pelikan Artline Joint Venture and its controlled entities Spirax Holdings Pty Limited, Spirax Industries Pty Limited, Spirax Office Products Pty Limited, Spirax JOP Pty Limited, Spirax Holdings NZ Limited, Spirax New Zealand Limited, Geoff Penney (Australia) Pty Limited, Custom Xstamper Australia Pty Limited and Pelikan Artline Limited.

Loans from related parties
Aggregate amounts payable to related parties at reporting date:-

Loans unsecured (current) - controlled entities			12,175,695	10,979,556
Loans unsecured (non-current) - controlled entities			47,877,927	44,573,179
			60,053,622	55,552,735
Loans to and other receivables owing by related parties
Aggregate amounts receivable from related parties at reporting date:-

Other receivables - controlled entities			214,423	—
Loans unsecured (non-current) - controlled entities			—	12,409,836
			214,423	12,409,836
Transactions with related parties
Transactions between related parties are on normal commercial terms and conditions no more favourable than those available to other parties unless otherwise stated.

Transactions between the parent entity and its controlled entities during the year consisted of:-

Payment of interest on the above loans			(3,011,516)	(2,913,340)
Receipt of interest on the above loans			755,133	870,438
Receipt of dividends			4,337,295	3,869,034
Recovery of overheads			(6,078,275)	(6,572,313)
Distribution fee			(14,633,504)	(14,307,807)

Purchase of inventory from joint venture partner related parties			(1,261,076)	(1,459,542)

Recovery of administration and accounting services provided to a joint venture partner			60,000	60,000

Guarantees provided to related parties
Refer to note 26 for assets pledged as security by related parties

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

	Consolidated		Parent
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
	$	$	$	$

Note 31 Financial Risk Management

The consolidated entity's financial instruments consist mainly of deposits with banks, short-term investments, accounts receivable and payable, loans payable and leases payable.

The totals for each category of financial instruments, measured in accordance with AASB 139 as detailed in the accounting policies to these financial statements, are as follows:

Financial assets
Cash and cash equivalents (note 6)	21,010,665	26,250,928	5,724,826	10,984,155
Trade and other receivables (notes 7 & 9)	39,773,673	32,622,617	39,965,681	44,901,350
Other financial assets (note 10)	638,709	590,001	60,853,792	40,853,792
	61,423,047	59,463,546	106,544,299	96,739,297

Financial Liabilities
Trade and other payables (note 14 & 17)	32,308,436	29,848,558	91,674,604	84,578,799
Other loans and borrowings (note 16 & 18)	36,421,140	10,122,736	26,294,074	10,122,736
	68,729,576	39,971,294	117,968,678	94,701,535

Note 32 - Controlled Entities

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiaries in accordance with the accounting policy described in note 1:

Controlled Entities Consolidated	Country of	Percentage Owned (%)
	Incorporation	2014	2013
Parent Entity
Pelikan Artline Joint Venture	Australia	n/a	n/a

Controlled Entities
Geoff Penney (Australia) Pty Limited	Australia	80.17%	80.17%
Custom Xstamper Australia Pty Limited	Australia	80.17%	80.17%
Pelikan Artline Limited	New Zealand	80.17%	80.17%
Spirax Holdings Pty Limited	Australia	100.00%	100.00%
Spirax Industries Pty Limited	Australia	100.00%	100.00%
Spirax Office Products Pty Limited	Australia	100.00%	100.00%
Spirax JOP Pty Limited	Australia	100.00%	Nil%
Spirax Holdings NZ Limited	New Zealand	100.00%	100.00%
Spirax New Zealand Limited	New Zealand	100.00%	100.00%

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

Note 33 Additional Information

The following additional financial data is in accordance with the books and records of the consolidated entity which have been subjected to the auditing procedures applied by the auditors of the consolidated entity's financial report for the year ended 30 September 2012.

(a) Statement of Comprehensive Income
for the year ended 30 September 2012	Consolidated	Parent
	2012	2012
Revenue	$	$
Revenue
Sales net of discounts and rebates allowed	123,785,950	123,785,950

Other revenue
Dividend received	4,630	8,986,069
Interest received	886,128	1,118,991
Other operating revenue	152,152	92,278
	1,042,910	10,197,338
Total revenue	124,828,860	133,983,288

Expenses
Purchases, distribution & selling	(75,069,342)	(75,069,342)
Marketing	(14,376,829)	(14,376,829)
Administration, IT & other expenses	(10,130,573)	(24,463,587)
Finance costs	(1,151,633)	(3,652,813)
	(100,728,377)	(117,562,571)
Profit before income tax expense	24,100,483	16,420,717
Income tax expense	(4,964,522)	—
Profit after income tax expense for the year attributable to the owners of the Pelikan Artline Joint Venture	19,135,961	16,420,717

Other Comprehensive Income
Available for sale financial assets	17,914	—

Other comprehensive income for the year, net of tax	17,914	—
Comprehensive income for the year attributable to the owners of the Pelikan Artline Joint Venture	19,153,875	16,420,717

Profit attributable to:
Owners of the parent entity	17,103,612	16,420,717
Minority interest	2,032,349	—
	19,135,961	16,420,717
Total comprehensive income attributable to:
Owners of the parent entity	17,117,974	16,420,717
Minority interest	2,035,901	—
	19,153,875	16,420,717

PELIKAN ARTLINE JOINT VENTURE
and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2014

Note 33 Additional Information (continued)

(b) Statement of Cash Flows	Consolidated	Parent
for the year ended 30 September 2012	2012	2012
	$	$
Cash Flows From Operating Activities
Receipts from customers (inclusive of GST)	140,669,241	138,380,023
Payments to suppliers and employees (inclusive of GST)	(115,633,973)	(127,580,141)
Dividend received	4,630	8,986,069
Interest received	1,224,211	280,988
Finance costs	(1,395,997)	(3,897,177)
Income tax paid	(5,107,383)	—
Net cash from operating activities (note 33(c))	19,760,729	16,169,762

Cash Flows From Investing Activities
Purchase of property, plant and equipment	(397,995)	(397,995)
Proceeds from sale of property, plant and equipment	37,500	37,500
Purchase of intangibles	(100,000)	—
Net cash used in investing activities	(460,495)	(360,495)
Cash Flows From Financing Activities
Repayment of borrowings	(4,000,000)	(4,000,000)
Loans from related parties (net)	—	10,577,508
Profit distributions paid	(22,612,370)	(22,612,370)
Dividends paid	(2,222,222)	—
Net cash used in financing activities	(28,834,592)	(16,034,862)

Net decrease in cash and cash and cash equivalents	(9,534,358)	(225,595)
Cash and cash equivalents at the beginning of the financial year	26,162,953	3,119,293
Cash and cash equivalents at the end of the financial year	16,628,595	2,893,698

(c) Reconciliation of profit after income tax to net cash inflow from operating activities:

Profit after income tax expense for the year	19,135,961	16,420,717

Adjustments for:
Interest received - non-cash	—	(838,003)
Depreciation	483,561	362,571
Net loss on disposal of plant and equipment	154,160	57,180
Impairment provision - receivables	(18,385)	(18,385)
Employee benefits - provision	57,809	58,809

Changes in assets and liabilities:
Decrease in trade and other receivables	1,839,502	1,534,462
Decrease in current tax assets	17,833	—
Increase in inventories	2,746,558	2,746,558
Increase in prepayments	20,028	9,984
Increase in deferred tax assets	38,218	—
Decrease in trade and other payables	(4,515,604)	(4,164,131)
Decrease in current tax liabilities	(80,746)	—
Decrease in deferred tax liabilities	(118,166)	—
Net cash flows from operating activities	19,760,729	16,169,762